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                                                            Exhibit 99.d(ii)(MM)


                     SECOND AMENDMENT TO AMERICAN AADVANTAGE
                      FUNDS INVESTMENT ADVISORY AGREEMENT


This Second Amendment to the Investment Advisory Agreement ("Second Amendment") is effective as of June 1, 2004 by and between AMR Investment Services, Inc., a Delaware corporation (the "Manager"), and Post Advisory Group, LLC (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

Whereas, the Manager and the Adviser entered into an Investment Advisory Agreement dated October 15, 2003, as amended pursuant to that certain Amendment to Investment Advisory Agreement effective February 9, 2004 (as so amended, the "Agreement"),

Whereas, the Manager and the Adviser desire to further amend the Agreement as provided herein,

Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. The reference to "0.55%" set forth in Schedule A to the Agreement is hereby deleted and "0.42%" is substituted therefor.

2. Ratification. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3. Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to be effective as of the 1st day of June 2004.

POST ADVISORY GROUP, LLC


By: __________________________
         Robert Shustak
         President

AMR INVESTMENT SERVICES, INC.


By: __________________________
         William F. Quinn
         President